Exhibit 99.1
AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2011

Product revenue increased 100% over first quarter 2010;
 Focus on Unified Communications; VDI and Componentized Visual Communications Infrastructure remain essential to continued company growth

SAN MATEO, Calif., April 21, 2011 – Avistar Communications Corporation (www.avistar.com), a leader in unified visual communications solutions, today announced its financial results for the three months ended March 31, 2011.

Financial highlights included:

•
For the quarter ended March 31, 2011, total revenue was $1.4 million as compared to $14.8 million in the same quarter, one year earlier.  The difference primarily reflects the recognition of the license and sale of patents for $14 million in the first quarter of 2010.  Product revenues were $1.3 million in the first quarter of 2011 and compare favorably with product revenues of $0.6 million in 2010.  This results from the Company’s continued investment in product development and key go-to-market growth strategies.

•
Operating expense (research and development, sales and marketing, and general and administrative) was $3.4 million for the first quarter of 2011, as compared to $3.7 million for the same quarter in 2010. The 2010 operating expense was higher due primarily to the expenses associated with the Company’s Intellectual Property Division for patent license and sales activities in the quarter ended March 31, 2010.

•
Net loss in the first quarter of 2011 was $2.4 million, or $0.06 per basic and diluted share, as compared to net income of $10.2 million, or $0.26 per basic and diluted share, in the first quarter of 2010.

•
Cash and cash equivalents balance as of March 31, 2011 was $3.1 million. Cash used in operations during the three months ended March 31, 2011 was $2.8 million, compared to cash generated from operations of $10.6 million for the three months ended March 31, 2010.

•	Adjusted EBITDA loss (as described below) for the first quarter of 2011 was $2.1 million, compared to an Adjusted EBITDA profit of $10.9 million for the same quarter in 2010.
•
Avistar’s total debt balance was $11.0 million as of March 31, 2011, compared to $7.0 million as of December 31, 2010. The increase was due primarily to issuance of a 4.5% Convertible Subordinated Note due 2013 in the principal amount of $3.0 million in March 2011.

Bob Kirk, CEO of Avistar, said, “In 2010 Avistar invested heavily in enhanced product development, and sales and marketing support for our all-software and fully componentized visual communications platform. This included key deliverables that provide industry leading unified communications, VDI (virtual desktop infrastructure) and visual communications capabilities. These solutions allow our clients and partners to better leverage their current technology investments and deliver a more productive communications experience to their users and clients, while improving the capabilities and lowering the cost of their communications infrastructure and platforms.“

He added, “Although our products evolved considerably in 2010, our sales and marketing plan has not yet produced the results that we had expected. So far in Q1 of this year, we’ve seen an increase in product revenue that leads us to believe that our products are gaining traction within our key growth markets. Although we continue to face challenges in this uncertain economic climate, we are seeing signs of the momentum we need to grow and meet both the current and future demands of the market”

Kirk concluded, “2011 is certainly an important year for Avistar. With our client list growing and our OEM partners bringing very successful "Avistar powered” products to market, we are focused on leveraging this momentum and building revenues over the course of the year. This focus includes contributions from every individual within the organization, with sales and marketing leading the way, backed by a proven support, engineering and service team.”

Significant recent developments include:

•
Avistar released a portfolio of products focused on bringing new multiparty videoconferencing and VDI features to the IBM Lotus Sametime platform. These products were showcased and demonstrated at Lotusphere 2011 in Orlando, Florida.

•	Avistar signed several new “enterprise” clients within the mineral, mining and resource industry, in addition to the commercial construction industry.
•	Avistar launched a new corporate messaging platform and website based on its new “Visibly Smarter Communications” brand identity.

About Avistar Communications Corporation

Avistar (AVSR.PK) delivers the industry’s most advanced and proven desktop videoconferencing capabilities to technology partners and end users worldwide. Many leading technology firms such as IBM, LifeSize, and Logitech choose Avistar’s modular software technology to power their unified communications solutions because it is a more flexible, efficient and smarter alternative. Avistar’s innovative software-only, fully virtualized and bandwidth managed technology solves major infrastructure and user challenges associated with enabling video communications between individual employees and/or teams throughout an organization. Companies across a wide variety of industries depend on Avistar’s desktop videoconferencing solutions for everyday business communications with deployments ranging in size from 30 to 35,000 users. To learn more about Avistar’s industrial, scalable and economical desktop videoconferencing technology, please visit www.avistar.com.

Cautionary Note Regarding Forward-Looking Statements
The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding availability of funds under our line of credit, expansion of our product portfolio, the impact of our new products on our business, the future performance of our sales and distribution channels, the impact of changes in our pricing model, growth in our business and the videoconferencing industry, our ability to capture market share in the videoconferencing industry, future patent license royalty revenues and product revenues associated with our intellectual property and product businesses, and our positioning to emerge as a leader in the desktop visual communications industry. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, Avistar’s lengthy sales cycle, volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, increased competition in the market for unified communications, technical challenges associated with product development and completion of our deliverables to customers, ongoing technological developments and changing industry standards, the ability of Avistar’s distributors to sell our products to end users, the capital markets for both debt and equity, and challenges associated with protecting and licensing Avistar’s intellectual property. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers of this release are referred to such filings. The forward-looking statements in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligations to update any such forward-looking statements.

Non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of Adjusted
EBITDA, excluding stock-based compensation expense, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "Adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA may not be comparable to the definitions as reported by other companies. We believe Adjusted EBITDA is relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is a primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items and income from settlement and patent licensing for which our operating managers are responsible and upon which we evaluate their performance. Furthermore, we intend to provide this non-GAAP financial measure as part of our future earnings releases and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided in the accompanying tables.

###
Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com	Conway Communications Investor Relations +1 617-244-9682 mtconway@att.net

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended March 31, 2011 and 2010
(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
	(unaudited)

Revenue:
Product	$474	$82
Licensing and sale of patents	106	14,149
Services, maintenance and support	810	545
Total revenue	1,390	14,776
Costs and expenses:
Cost of product revenue*	95	153
Cost of services, maintenance and support revenue*	273	383
Research and development*	1,443	1,939
Sales and marketing*	910	613
General and administrative*	1,061	1,114
Total costs and expenses	3,782	4,202
Income (loss) from operations	(2,392)	10,574
Other income (expense), net	(27)	(8)
Income (loss) before provison for income taxes	(2,419)	10,566
Provision for income taxes	2	337
Net income (loss)	$(2,421)	$10,229
Net income (loss) per share - basic and diluted	$(0.06)	$0.26
Weighted average shares used in calculating
basic net income (loss) per share	39,246	39,008
Weighted average shares used in calculating
diluted net income (loss) per share	39,246	39,297

*Including stock-based compensation of:
Cost of products, services, maintenance and support revenue	$9	$23
Research and development	72	101
Sales and marketing	58	42
General and administrative	166	153
	$305	$319

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
as of March 31, 2011 and December 31, 2010
(in thousands, except share and per share data)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,050	$1,817
Accounts receivable, net of allowance for doubtful accounts of $9 and $4 at March 31, 2011 and December 31, 2010, respectively	1,100	721
Inventories	22	23
Prepaid expenses and other current assets	316	413
Total current assets	4,488	2,974
Property and equipment, net	155	184
Other assets	53	108
Total assets	$4,696	$3,266

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Line of credit	$8,000	$7,000
Accounts payable	508	399
Deferred services revenue and customer deposits	2,077	2,612
Accrued liabilities and other	980	1,048
Total current liabilities	11,565	11,059
Long-term liabilities:
Convertible debt	3,000	-
Other long-term liabilities	45	59
Total liabilities	14,610	11,118
Stockholders' equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2011 and December 31, 2010; 40,541,870 and 40,304,235 shares issued including treasury shares at March 31, 2011 and December 31, 2010, respectively	40	40
Less: treasury common stock, 1,182,875 shares at March 31, 2011 and December 31, 2010, respectively, at cost	(53)	(53)
Additional paid-in-capital	104,176	103,817
Accumulated deficit	(114,077)	(111,656)
Total stockholders' equity (deficit)	(9,914)	(7,852)
Total liabilities and stockholders' equity (deficit)	$4,696	$3,266

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

FINANCIAL RESULTS: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
for the three months ended March 31, 2011 and 2010
(in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended March 31,
	2011	2010
	(unaudited)

Net income (loss)	$(2,421)	$10,229
Other (income)/ expense, net	27	8
Provision for income tax	2	337
Depreciation	30	50
EBITDA	(2,362)	10,624
Stock-based compensation expense	305	319
Adjusted EBITDA	$(2,057)	$10,943

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended March 31, 2011 and 2010
(in thousands)

	Three Months Ended March 31,
	2011	2010
	(unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$(2,421)	$10,229
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	30	50
Compensation on equity awards issued to consultants and employees	305	319
Provision for doubtful accounts	5	3
Changes in assets and liabilities:
Accounts receivable	(384)	212
Inventories	1	20
Prepaid expenses and other current assets	97	107
Other assets	55	(1)
Accounts payable	109	(109)
Other long-term liabilities	(14)	-
Deferred services revenue and customer deposits	(535)	(373)
Income taxes payable	2	337
Accrued liabilities and other	(70)	(155)
Net cash provided by (used in) operating activities	(2,820)	10,639

Cash Flows from Investing Activities:
Purchase of property and equipment	(1)	(111)
Net cash used in investing activities	(1)	(111)

Cash Flows from Financing Activities:
Line of credit payments	-	(11,250)
Proceeds from line of credit	1,000	1,100
Proceeds from convertible debt issuance	3,000	-
Net proceeds from issuance of common stock	54	16
Net cash provided by (used in) financing activities	4,054	(10,134)
Net increase in cash and cash equivalents	1,233	394
Cash and cash equivalents, beginning of period	1,817	294
Cash and cash equivalents, end of period	$3,050	$688